Exhibit 10.1.1

February 18, 1999

Mr. Robert S. Benou
525 Hillside Avenue
Mountainside, New Jersey 07092

Dear Mr. Benou:

          Reference is made to the Employment Agreement between you and Conolog Corporation, dated as of June 1, 1997 (the “Employment Agreement”), as amended by an amendment dated as of November 1, 1997 (the “Amendment”).

          This is to set forth our agreement and understanding as follows:

          1.     The sentence inserted after the first sentence of section 3.01 by the Amendment is hereby deleted.

          2.     Within 30 days after the execution of this letter, the Company will pay you a bonus equal to the amount you would have received had your salary been $190,000 per annum as of June 1, 1998. Effective the date hereof, your salary will be $190,000 per annum and will increase annually as provided in the Employment Agreement.

          3.     Except as expressly provided herein, the Employment Agreement shall remain in full force and effect in accordance with its original terms.

          If the foregoing is in accordance with your understanding, kindly so indicate by signing this letter in the space provided below.

Very truly yours,

CONOLOG CORPORATION

By

(Title)	Exec. VP

AGREED:

Robert S. Benou